UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CELSUS THERAPEUTICS PLC

(Exact name of Registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

On May 28, 2015, Celsus Therapeutics Plc, a company organized under the laws of England and Wales (“Celsus” or the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual General Meeting of Shareholders to be held on June 29, 2015, and at any adjournments or postponements thereof. The Annual General Meeting will be held at 1:00 p.m. (local time) at the offices of Celsus, 24 West 40th Street, 8th Floor, New York, New York 10018.

This additional definitive proxy material is being filed with the Securities and Exchange Commission by the Company to correct an error in the Proxy Statement with respect to the membership of the committees of the Board of Directors and to clarify Mr. Cohen’s status as an independent director under the applicable rules and regulations of the NASDAQ Stock Market following the Annual General Meeting.

The second paragraph under “Corporate Governance - Director Independence” on page 11 of the Proxy Statement is replaced on its entirety with the following:

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board of Directors has determined that Messrs. Shaw, Dr. Lau and Dr. Sidransky are independent under the applicable rules and regulations of the NASDAQ Stock Market.  Our Board of Directors also determined that Dr. David Sidransky, Mr. Doman and Mr. Eiran (Mr. Doman and Mr. Eiran to be replaced by Dr. Lau following the Annual General Meeting) who comprise our Compensation Committee; and Dr. Sidransky and Dr. Lau, who comprise our Nominating and Governance Committee, all satisfy the independence standards for such committees established by the SEC and the NASDAQ Marketplace Rules, as applicable. Our Audit Committee currently consists of three members appointed by the board of directors: Mr. Shaw, Dr. Lau and Mr. Eiran (to be replaced by Dr. Sidransky following the Annual General Meeting), all of whom are independent within the meaning of SEC corporate governance rules of independence for purposes of the Audit Committee. In making such determinations, our Board of Directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances the Board of Directors deemed relevant in determining their independence. As of the date of the Annual General Meeting, Mr. Cohen will no longer have the title “Executive Chairman” but will remain as Chairman of the Board of Directors.  Because Mr. Cohen is not, and never has been an employee of the Company, and based on his background, employment and affiliations, the Board of Directors has determined that he will qualify as an independent director under NASDAQ Marketplace Rules.  Following the Annual General Meeting, Mr. Cohen will be appointed as a member of the Nominating and Governance Committee.

The penultimate sentence on page 12 of the Proxy Statement is replaced in its entirety with the following:

As of the date of the Annual General Meeting, Mr. Cohen will no longer have the title “Executive Chairman” but will remain as Chairman of the Board of Directors.  Because Mr. Cohen is not, and never has been an employee of the Company, and based on his background, employment and affiliations, the Board of Directors has determined that he will qualify as an independent director under NASDAQ Marketplace Rules.

Except as described above, this additional definitive proxy material does not modify, amend, supplement or otherwise affect the Proxy Statement.